                                                                     Pursuant to
                                                                  Rule 424(b)(3)
                                                                File # 333-94757
                                                                   #333-94757-01
                                                                   #333-94757-02
                                                                   #333-94757-04

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 31, 2000 and supplemented by the Prospectus Supplements, dated August 11, 2000,
August 18, 2000, August 25, 2000, August 30, 2000,
September 13, 2000, and October 16, 2000)

                                  $172,500,000

                              CHECKFREE CORPORATION

                 6 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

         The purpose of this supplement is to amend and supplement the prospectus dated July 31, 2000, relating to the offer for resale of up to $172,500,000 aggregate principal amount at maturity of CheckFree Corporation's 6 1/2% Convertible Subordinated Notes due 2006, and such shares of common stock as may be issued upon conversion of the notes.

         The prospectus is hereby further amended and supplemented to include in the "Selling Securityholders" table the information in the table set forth below regarding an additional selling securityholder and a selling securityholder whose beneficial ownership of notes has increased from the information set forth in the prospectus. The following table is based solely upon information provided to us by or on behalf of the selling securityholders named below and indicates with respect to each such selling securityholder:

         o the aggregate principal amount of the notes beneficially owned by such selling securityholder as of October 26, 2000;

         o the maximum amount of notes that such selling securityholder may offer under the prospectus;

         o the number of shares of CheckFree common stock beneficially owned by such selling securityholder as of October 26, 2000;

         o the maximum number of shares of CheckFree common stock that may be offered for the account of such selling securityholder under the prospectus.

                                                                             NO. OF SHARES
                                         AGGREGATE                             OF COMMON
                                         PRINCIPAL            PRINCIPAL       STOCK OWNED      NO. OF SHARES OF
                                           AMOUNT             AMOUNT OF        PRIOR TO          COMMON STOCK
  NAME OF SELLING SECURITYHOLDER          OF NOTES          NOTES OFFERED      OFFERING*           OFFERED*
------------------------------------    --------------     ---------------   --------------    ----------------
Allegheny Teledyne Inc. Pension Plan       $765,000           $765,000           10,450             10,450

GranGem 23 41 LLC                          $500,000           $500,000            6,830              6,830

Frederic C. Hamilton                       $600,000           $600,000            8,196              8,196

Mary Ann Hamilton                          $400,000           $400,000            5,464              5,464

John M. Olin Foundation, Inc.              $900,000           $900,000           12,295             12,295

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* Reflects the shares of common stock into which the notes held by such securityholder are convertible at the initial conversion rate. The conversion rate and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of the Notes -- Conversion" in the prospectus.

         The selling securityholders named above may, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, have sold, transferred or otherwise disposed of all or a portion of their notes and common stock since the date on which they provided the information in the table regarding their notes and common stock. Any such sales would affect the data in the table above.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 27, 2000.

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